Exhibit 99.3

Annex B

SUMMARY OF PLAN ADJUSTMENTS

CITIGROUP INC.

TAX BENEFITS PRESERVATION PLAN

As of 4:10 p.m. on May 6, 2011, Citigroup Inc., a Delaware corporation (the “Company”), effected (i) a reverse stock split of the Company’s common stock at a ratio of 1-for-10 and (ii) a corresponding proportionate reduction in the total number of authorized shares of the Company’s common stock so that after giving effect to such reduction, the total number of authorized shares of the Company’s common stock was 6,000,000,000 (the “Reverse Split Actions”).

Under Section 3(d) of the Tax Benefits Preservation Plan, dated as of June 9, 2009 (the “Plan”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), one preferred stock purchase right (a “Right”) is associated with each issued and outstanding share of the Company’s common stock. Under Section 9(a)(i) of the Plan, the Purchase Price, the Redemption Price (as such terms are defined in the Plan) and the number of outstanding Rights shall be proportionately adjusted by the board of directors of the Company upon any change in the common stock by reason of a reverse stock split.

Pursuant to the terms of the Plan, on June 9, 2009 the Company’s board of directors declared a dividend of one Right for each outstanding (i) share of the Company’s common stock and (ii) one-millionth of a share of the Series M preferred stock (the “Interim Securities”). The dividend was paid on June 22, 2009 to holders of record of the Company’s common stock and Interim Securities. Each Right initially represented the right to purchase, for $20.00, one one-millionth of a share of Series R Cumulative Participating Preferred Stock, par value $1.00 per share. Upon conversion of the Interim Securities into common stock of the Company on September 11, 2009, the Rights associated with such Interim Securities were extinguished and the common stock issued upon such conversion was issued with Rights attached thereto.

Pursuant to an adjustment mechanism set forth in the Plan and the resolutions of the Company’s board of directors dated April 21, 2011, upon the effectiveness of the Reverse Split Actions (the “Effective Time”), (i) the Purchase Price was adjusted in proportion to the reverse stock split to be $200.00 and (ii) the Redemption Price was adjusted in proportion to the reverse stock split to be $0.0001 per Right. Following the Effective Time, one Right continued to be associated with each issued and outstanding share of the Company’s common stock, and the total number of Rights outstanding was reduced in proportion to the reverse stock split so that such number became equal to the number of issued and outstanding shares of the Company’s common stock.

The aforementioned adjustments have been made in order to ensure that the reverse stock split has not had the effect of reducing or limiting the benefits possessed by the holders of the Rights immediately prior to the Effective Time.